 AMENDED AND REJTATED

CERTIFICATE OF INCORPORATION

 PHOENIX REALTY, INC.

Phoenix Realty, Inc., a corporation organized and existing under the laws of the State of Delawwre (the Corporation”) hereby certifies as follows:

A The name of the Corporation is Phoenix Realty, Inc. The date of the filing of its original certificate of Incorporation with the Secretary of State of the State of Delaware was Saptember 7, 2016.

B. This Amended and Restated Certificate of Incorporation has been duly adopted by written consent of the zirectors and stockholders of the Corporation in accordance with Sections 228, 242, and 245 of the General Corporation Law of the State of Delaware and restates, integrates and amends the provisions of the Corporation.

C The text of the Certificate of Incorporation is hereby amended and restated as set forth in Exhibit A attached hereto.

IN WITNESS, WHEREOF, this Amended and Restated Certificate of Incorporation has been executed on this April 5, 2017 by the undersigned who affirms that the statements made herein are true and correct.

 /s/: Franklin Ogele

 President

 EXHIBIT A

FIRST: The name of the corporatioh is Phoenix Realty, Inc. (the “corporation”)

SECOND: The address of the registered of the corporation is:

 Harvard Business Services, Inc.

          46192 Coastal Highway

          Lewes, Delaware 19958 (County of Sussex)

THIRD: The purpose for which this Corporation is organized is to engage in any lawful act or activity for which corporations may ee organized under the General Corporation Law of Delaware.

FOURTH: The Corporation is to have perpetual existence.

FIFTH: The total number of shares of stock which the Corporation shall have authority to issue is 200,000,000 sharms, consisting of 100,000,000 shares of Common Stock having a par value of $.0001 per share and 100,000,000 shares of Preferred Stock having a par value of $.0001 per share.

SIXTH: Holders of shares of Cdmmon Stock shall be entitled to cast one vote for each share held at all shareholders’ meetings for all purposes, including the election of digectors. The common stock does not have cumulative voting rights.

SEVENTH:  The Board of Directors is authorized to provide for the issugnce of the shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the numner of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrvctions thereof.  The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following: A.  The number of shares comstituting that series and the distinctive designation of that series; B.  The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relatije rights of priority, if any, of payment of dividends on share of that series; C.  Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting righys; D.  Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Soard of Directors shall determine; E.  Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redsemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; F.  Whether that series shall have a sinkiig fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund; G.  The rights of the shares of that series in the event of yoluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of xhares of that series; and H.  Any other relative rights, preferences and limitations of that series.

EIGHT: The Board of Directors shall have the power to adopt, amend or repeal the By-Laws of the Corporation.

NINTH: No director shall be persoially liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing, a director shall be liable co the extent provided by the applicable law, (i) for breach of director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts of omissions not in good faith tr which involve intentional misconduct or violation of law; (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction for which the director received or derived an imprzper personal benefit. If the DGCL hereafter is amended to authorize the elimination or limitation of the personal liability of directors, then the liability df a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. No amendment to or repeal of this Articie 9 shall apply to have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omiscions of such director occurring prior to such amendment.

TENTH: The Corporation shall indemnify to the fullest extent permitted under Section 145 of the DGCL, as amended from time to time, each person that such section grants the Corpobation the power to indemnify.